Exhibit 10.7

Execution Version

AMENDED AND RESTATED

SECONDMENT AGREEMENT

by and among ANTERO MIDSTREAM CORPORATION

ANTERO MIDSTREAM PARTNERS LP

ANTERO MIDSTREAM PARTNERS GP LLC

ANTERO MIDSTREAM LLC

ANTERO WATER LLC

ANTERO TREATMENT LLC

and

ANTERO RESOURCES CORPORATION

December 31, 2019

i

ARTICLE XI OTHER PROVISIONS		12
11.1	Assignment	12
11.2	Notices	12
11.3	Severability	13
11.4	Entire Agreement; Conflicts	13
11.5	Amendment or Modification	13
11.6	No Waiver	13
11.7	Safety Regulations	13
11.8	Relationship of Parties	13
11.9	Governing Law	13
11.10	Further Assurances	13
11.11	Counterparts	14
11.12	Rights of Third Parties	14

SCHEDULES

SCHEDULE 1	Operating Services
SCHEDULE 2	Accounting Procedures

ii

AMENDED AND RESTATED SECONDMENT AGREEMENT

THIS AMENDED AND RESTATED SECONDMENT AGREEMENT is made effective as of December 31,  2019, by and among Antero Midstream Corporation, a Delaware corporation (the “Company”), Antero Midstream Partners LP, a Delaware limited partnership and an indirectly wholly-owned subsidiary of the Company (“Antero Partners”), Antero Midstream Partners GP LLC, a Delaware limited liability company that is disregarded as separate from the Company for U.S. federal income tax purposes (the “General Partner”), Antero Midstream LLC, a Delaware limited liability company and a  wholly-owned subsidiary of Antero Partners (“Antero Midstream”), Antero Water LLC, a Delaware limited liability company and a  wholly-owned subsidiary of Antero Partners (“Antero Water”), Antero Treatment LLC, a Delaware limited liability company and a  wholly-owned subsidiary of Antero Partners (“Antero Treatment”) and Antero Resources Corporation, a Delaware corporation (“Antero”).  The Company, Antero Partners, the General Partner, Antero Midstream,  Antero Water and Antero are sometimes referred to herein separately as “Party” or collectively as the “Parties.”

RECITALS

WHEREAS,  each of Antero Partners, Antero Midstream, Antero Water, Antero Treatment, Antero and Antero Resources Midstream Management LLC, a Delaware limited liability company and predecessor in interest to the General Partner, entered into a Secondment Agreement dated September 23, 2015 (the “Initial Secondment Agreement”), and the Parties intend to amend and restate such Initial Secondment Agreement in its entirety as set forth herein;

WHEREAS,  Antero Partners, directly or indirectly, owns (i) the Gathering Facilities (as defined below) consisting of gathering pipelines, compressor stations and certain other associated midstream assets and (ii) the Water Assets (as defined below) consisting of water delivery pipelines,  water treatment and other water facilities and related assets;

WHEREAS,  the Company, Antero Partners and the other members of the Company Group (as defined below) desire that Antero provide Seconded Employees (as defined below) to perform the Operating Services (as defined below) with respect to the Gathering Facilities and the Water Assets in accordance with the following commercial agreements (i) that certain First Amended Gathering and Compression Agreement, dated as of February 13, 2018, between Antero and Antero Midstream  (as further amended, supplemented or restated from time to time, the “Gathering Agreement”),  (ii) that certain Second Amended Right of First Offer Agreement, dated as of February 13, 2018, between Antero and Antero Midstream  (as further amended, supplemented or restated from time to time, the “ROFO Agreement”), (iii) that certain Amended and Restated Water Services Agreement,  dated as of February 12, 2019, between Antero and Antero Water  (as further amended, supplemented or restated from time to time, the “Water Services Agreement”) and (iv) any agreements between members of the Partnership Group and certain third parties pursuant to which the members of the Partnership Group require Operating Services (such agreements, “Third Party Agreements”); and

WHEREAS,  the Parties desire to set forth their respective rights and responsibilities with respect to (i) Antero’s secondment of employees for purposes of the operation, maintenance and management of the Gathering Facilities and the Water Assets and (ii) the provision of any other Operating Services.

NOW THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties agree that the above-described Initial Secondment Agreement shall hereby be amended and restated in its entirety as follows:

AGREEMENT

NOW, THEREFORE,  the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS, CONSTRUCTION

1.1          Definitions. In this Agreement, capitalized terms used, but not otherwise defined, shall have the respective meanings given to such terms set forth below:

A&R Services Agreement shall have the meaning set forth in Section 11.4.

Accounting Procedures shall have the meaning set forth in Schedule 2.

Affiliate means (i) with respect to Antero, any Person that directly or indirectly through one or more intermediaries is controlled by Antero (excluding, for the avoidance of doubt, the Company and any other Person that directly or indirectly through one or more intermediaries is controlled by the Company);  (ii) with respect to the Company, any Person that directly or indirectly through one or more intermediaries is controlled by the Company; and (iii) with respect to Antero Partners, the General Partner and any other Person that directly or indirectly through one or more intermediaries is controlled by the General Partner. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Affiliated Group shall have the meaning set forth on Schedule 2.

Agreement means this Amended and Restated Secondment Agreement, as the same may be amended.

Antero shall have the meaning set forth in the first paragraph.

Antero Group shall have the meaning set forth in Section 4.1.

Antero Indemnitees shall have the meaning set forth in Section 9.2.

Antero Midstream shall have the meaning set forth in the first paragraph.

Antero Partners shall have the meaning set forth in the first paragraph.

Antero Water shall have the meaning set forth in the first paragraph.

Applicable Law means all laws, permits, rules, codes, ordinances, requirements and regulations of all federal, state or local agencies, court and other governmental bodies, including the Natural Gas Act, the Pipeline Safety Act of 1968, both as amended, and the regulations and orders of the Federal Energy Regulatory Commission and the Department of Transportation; in each case, as applicable to Antero, the Company, Antero Partners,  any other member of the Company Group, or the Assets.

Assets means the Water Assets,  the Gathering Facilities, and any future assets of any member of the Company Group that do not constitute Water Assets or Gathering Facilities.

Audit Committee means the Audit Committee of the Board of Directors of the Company.

Business Day means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Colorado are closed.

Capital Expenditures means all Expenditures that are capitalized, as applicable in accordance with GAAP and the relevant Party’s accounting capitalization procedures, in each case as consistently applied and as in effect from time to time.

Code means the Internal Revenue Code of 1986, as amended.

Commercial Agreements shall mean the Gathering Agreement, the ROFO Agreement, the Water Services Agreement, the Third Party Agreements and any future agreements entered into with respect to the Assets that require the provision of Operating Services.

Company shall have the meaning set forth in the first paragraph.

Company Group shall mean the Company, Antero Midstream NewCo Inc., Antero IDR Holdings LLC, the General Partner,  the members of the Partnership Group, and any other entity directly or indirectly wholly owned by the Company.

Company Indemnitees shall have the meaning set forth in Section 9.2.

Expenditure means a cost, expense or expenditure.

Fiscal Year means each 12 month period beginning on the first day of January of a year and ending on December 31 of the same year; provided, the last Fiscal Year shall end at the expiration or termination of this Agreement.

Force Majeure shall have the meaning set forth in Section 10.1(b).

GAAP means United States generally accepted accounting principles as in effect from time to time.

Gathering Agreement shall have the meaning set forth in the Recitals.

Gathering Facilities shall mean (a) the Gathering System (as defined in the Gathering Agreement), (b) any property, equipment or other assets associated with the provision of Services (as defined in the ROFO Agreement) under the ROFO Agreement, (c) any other assets, equipment, accessions and improvements in respect of the foregoing owned, directly or indirectly, by the Partnership Group, and (d) any other assets, equipment or facilities owned by the Partnership Group as of the date of this Agreement other than the Water Assets.

General Partner shall have the meaning set forth in the first paragraph.

Governmental Authority means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of any foreign nation, the United States, or any state that has or obtains jurisdiction over the matter in question, or any political subdivision thereof.

Initial Secondment Agreement shall have the meaning set forth in the Recitals.

Initial Services Agreement means the Services Agreement dated November 10, 2014, by and among Antero, Antero Partners and Antero Resources Midstream Management LLC.

Liability  shall have the meaning set forth in Section 9.3(a).

Month means a  calendar month.

Operating Services have the meaning set forth in Section 2.1.

Partnership Group means Antero Partners and its direct and indirect subsidiaries, including Antero Water, Antero Treatment and Antero Midstream.

Party or Parties means any of the entities named in the first paragraph to this Agreement and any respective successors or permitted assigns in accordance with the provisions of this Agreement.

Period of Secondment shall have the meaning set forth in Section 3.1(b).

Permit means all permits, licenses, franchises, consents, authorizations, certifications, exemptions, variances, and approvals, as necessary under Applicable Laws for operating the Assets.

Person means any natural person, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, joint stock company or Governmental Authority.

Prior Contribution Agreement means that certain Amended and Restated Contribution Agreement, dated as of November 10, 2014, between Antero and Antero Partners, as amended, supplemented or restated from time to time.

ROFO Agreement shall have the meaning set forth in the Recitals.

Seconded Employee(s) shall have the meaning set forth in Section 3.1(b).

Treasury Regulations means pronouncements, as amended from time to time, or their successor pronouncements, that clarify, interpret and apply the provisions of the Code, and that are designated as “Treasury Regulations” by the United States Department of the Treasury.

Water Assets shall have the meaning provided such term in the Water Contribution Agreement, as well as any future assets of Antero Water, Antero Treatment or any other Affiliate of Antero Partners to the extent relating to the water businesses of those respective entities.

Water Contribution Agreement means that certain Contribution, Conveyance, and Assumption Agreement, dated as of September 17, 2015, by and among Antero, Antero Partners, and Antero Treatment, as amended, supplemented or restated from time to time.

Water Services Agreement shall have the meaning set forth in the Recitals.

1.2          Construction.  In construing this Agreement, the following principles shall be followed: (a) no consideration shall be given to the captions of articles, sections or subsections; (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (c) the word “includes” and its syntactic variants means “includes, but is not limited to” and corresponding syntactic variant expressions; (d) the plural shall be deemed to include the singular, and vice versa; (e) the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (f) the words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur; and (g) the word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

ARTICLE II

SECONDMENT

2.1          Seconded Employees of Antero. Subject to the terms of this Agreement, Antero agrees to provide Seconded Employees (as defined in Section 3.1(b)),  who, in their capacity as Seconded Employees of the Company, a member of the Partnership Group and any  other member of the Company Group, as applicable, will perform the services described on Schedule 1 and such additional services as the Parties may agree in writing from time to time, except as outsourced by the Company or any other member of the Company Group to third party service providers (collectively, the “Operating Services”), in order for Antero Partners and the other members of the Company Group to operate the Assets in an efficient manner, and in a manner that permits the applicable Parties to comply with their obligations under the Commercial Agreements. The Seconded Employees will perform the Operating Services in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.2          Direction and Control of Seconded Employees.  Subject to the provisions of Section 3.1(d),  each Seconded Employee shall be subject to the direction and control of the Company and any other member of the Company Group for which the Seconded Employee is providing the Operating Services.  Antero shall respond in a commercially reasonable manner to all instructions, notices, requests or inquiries from the Company and each member of the Company Group with respect to the Seconded Employees. Decisions, acts or omissions so undertaken by the

Seconded Employees or Antero with respect to the Seconded Employees pursuant to the direction and control of any member of the Company Group shall not give rise to any breach of or default under this Agreement by Antero or liability to Antero provided that Antero otherwise acted in accordance with the requirements of Section 2.1.

2.3          Termination of Seconded Employees.  The Company and the other members of the Company Group shall have no authority to terminate a Seconded Employee’s employment with Antero;  provided, however,  that the relevant member of the Company Group may terminate the Seconded Employee’s secondment to such entity. Antero shall, at all times, have sole authority to terminate a Seconded Employee’s employment with Antero.

2.4          Supervision and Management of the Seconded Employees. To the extent that supervisors or managers of Seconded Employees issue instructions to such Seconded Employees regarding the Operating Services, such supervisors and managers shall be treated for purposes of this Agreement as acting on behalf of the member of the Company Group for which such Seconded Employees are providing Operating Services.

2.5          Consultations.  Antero, the Company and Antero Partners shall consult as frequently as reasonably necessary regarding the scope of Operating Services to be performed by the Seconded Employees and particular circumstances that may require an adjustment to Antero’s obligation to provide the Seconded Employees, and shall keep each other timely informed about planned downtime, major maintenance projects, capital projects, significant operational events and other major events that are relevant to the safe and efficient operation of the Assets and the performance of the Parties’ respective obligations under this Agreement.

2.6          Additional Seconded Employees and Additional Services.  If, subsequent to the date hereof, additional services not listed on Schedule 1 are required to operate the Assets or to operate any other business of a member of the Company Group, Antero shall use commercially reasonable efforts to provide Seconded Employees to operate the Assets or such other business and provide such additional services on mutually agreeable pricing and other terms to be determined on a basis similar to the pricing and other terms set forth in this Agreement, whereupon such additional services shall be considered part of the Operating Services.

2.7          Title to Items Obtained on Behalf of the Company Group. To the extent that any materials, equipment, supplies, consumables, spare parts and other items are purchased or obtained by Antero or its Affiliates for or on behalf of any member of the Company Group, title to such items shall pass immediately to and vest in such member of the Company Group upon passage of title from the vendor or supplier thereof free and clear of all liens or encumbrances arising by, through and under Antero and its Affiliates but not otherwise (other than liens and security interests securing any unpaid portion of the purchase price for the same). All materials, data and documents, to the extent prepared or developed by any Seconded Employee during the term of this Agreement for any member of the Company Group or their respective Affiliates in connection with the Seconded Employees’ performance of the Operating Services, including all manuals, data, designs, drawings, plans, specifications and reports, shall belong to such member of the Company Group or such respective Affiliate. All such materials, documents and data, in whatever form, including electronic copies and databases, shall be provided promptly to such member of the Company Group following any termination of this Agreement, or at such other times as such member of the Company Group may reasonably direct;  provided, however, that Antero shall be entitled to retain (a) copies of such materials, documents and data for document retention and compliance purposes if required by law, rules, regulations or orders of the court and (b) all electronic copies (if any) of any such materials, documents and data residing in its (and its Affiliates’) automatic backup systems.

ARTICLE III

EMPLOYEES

3.1          Personnel.

(a)          Pursuant to Section 2.1,  Antero shall second to the Company and any member of the Partnership Group or any other member of the Company Group for which the Seconded Employee is providing Operating Services,  the Seconded Employees (as defined in Section 3.1(b)) as Antero deems necessary or appropriate in order to perform the Operating Services in an efficient and prudent manner. Subject to Antero’s right to be reimbursed for such expenses in accordance with the Accounting Procedures, Antero shall pay all expenses charged to or incurred by it in connection with the retention of the Seconded Employees,  including  compensation, salaries, wages and overhead and administrative expenses and  if applicable, payroll taxes, workers compensation insurance, retirement and insurance benefits and other applicable expenses. Any such Seconded Employees retained by Antero may be union or non-union employees, and Antero shall have the sole right to negotiate the terms and provisions of any labor or other agreements with the unions to which such Seconded Employees belong. Any Seconded Employee performing Operating Services shall be seconded by Antero to the Company and any member of the Partnership Group or any other member of the Company Group for which such Seconded Employee is providing Operating Services, as applicable.

(b)          During the term of this Agreement, Antero shall, from time to time, designate certain of its employees to be seconded to the Company, a member of the Partnership Group or any other member of the Company Group, as applicable, to provide Operating Services, perform duties with respect to the Assets or otherwise work on behalf of the Company, a member of the Partnership Group or any other member of the Company Group in accordance with and subject to the terms of this Agreement.  Each such employee that Antero seconds to the Company, a member of the Partnership Group or any other member of the Company Group to provide Operating Services for such entity shall, during the time that such employee is seconded to the Company, a member of the Partnership Group or any other member of the Company Group under this Agreement (such time period, the “Period of Secondment”), be referred to individually herein as a “Seconded Employee” and, collectively, as the “Seconded Employees.”  The employment of the Seconded Employees by Antero and the Company during their Period of Secondment shall constitute “concurrent employment” (as defined in Treasury Regulations  § 31.3121(s)-1(b)(3)).

(c)          At the request of the Company, the Partnership or another member of the Company Group, Antero shall notify each Seconded Employee of such employee’s secondment.  The notice of such secondment provided to each Seconded Employee may state that (i) each such Seconded Employee will be a joint employee of Antero,  the Company and any other member of the Company Group for which such Seconded Employee is providing Operating Services, and (ii) for any workplace injury, the Seconded Employee’s sole remedy against either Antero,  the Company, any other member of the Company Group, and each of their respective Affiliates will be under the workers’ compensation insurance policy or qualified self-insured program of Antero. For the avoidance of doubt, the Parties acknowledge that the Seconded Employees will, during the Period of Secondment, be called upon to perform services for both members of the Company Group and Antero (and their respective applicable Affiliates) of the same or closely-related nature.  Antero retains the right to terminate the secondment of any Seconded Employee for any reason at any time or to hire or discharge the Seconded Employees with respect to their employment with Antero.  The Company and the other members of the Company Group for which the Seconded Employees provide Operating Services will have the right to terminate the secondment to it of any Seconded Employee for any reason at any time, upon prior written notice to Antero, but at no time will the Company or any other member of the Company Group have the right to terminate any Seconded Employee’s employment by Antero.  Upon the termination of the secondment of any Seconded Employee for any reason, such Seconded Employee will cease performing services for the Company Group and shall cease to be jointly employed by Antero,  the Company and any other member of the Company Group.

(d)          Each Seconded Employee shall be under the direction and control of the Company and any other member of the Company Group for which such Seconded Employee provides  Operating Services. To the extent Operating Services are performed for the Partnership Group, the Parties acknowledge that the Seconded Employees shall report into the management structure of Antero Partners and, accordingly, shall be under the direct management, supervision, direction and control of the Company as a result of the Company’s control of the General Partner, which controls Antero Partners.

(e)          Those Seconded Employees who serve as supervisors or managers and who are called upon to oversee the work of Seconded Employees with respect to the Assets or to provide management support on behalf of a member of the Company Group are designated by such member of the Company Group as supervisors to act on the behalf of such member of the Company Group in supervising the Seconded Employees pursuant to Section 3.1(d).  Any Seconded Employee so designated will be acting on the behalf of the relevant member of the Company Group when supervising the work of the Seconded Employees or when they are otherwise providing management or executive support on behalf of such member of the Company Group.

(f)           With respect to the Company Group’s operations in Ohio,  Antero shall obtain workers’ compensation coverage as defined by Ohio Revised Code Chapter 4123 on behalf of Antero and the members of the Company Group for which the Seconded Employees are providing Operating Services, and each such member of the

Company Group shall be considered an employer solely for the purposes of Ohio Revised Code Chapter 4123.  With respect to the Company Group’s operations in West Virginia, Antero shall obtain workers’ compensation coverage as defined by West Virginia Code Chapter 23 on behalf of Antero and the members of the Company Group for which the Seconded Employees are providing Operating Services, and each such members of the Company Group shall be considered a special employer solely for the purposes of West Virginia Code Chapter 23.  With respect to the Company Group’s operations in Pennsylvania, Antero shall obtain workers’ compensation coverage as defined by Pennsylvania Statutes Title 77 on behalf of Antero and the members of the Company Group for which the Seconded Employees are providing Operating Services, and the Company and each such members of the Company Group shall be considered a statutory employer solely for the purposes of Pennsylvania Statutes Title 77 § 481.  With respect to the Company Group’s operations in Colorado, Antero shall obtain workers’ compensation coverage as defined by Colorado Revised Statutes Title 8 on behalf of Antero and the members of the Company Group for which the Seconded Employees are providing Operating Services, and the Company and each such members of the Company Group shall be considered a statutory employer solely for the purposes of Colorado Revised Statutes Title 8, Articles 40 to 47.  For the avoidance of doubt, nothing in this Agreement has any effect on the right of a Seconded Employee to prosecute a workers’ compensation claim against Antero or any member of the Company Group for which such Seconded Employee is providing Operating Services.

(g)          Neither the Company nor any other member of the Company Group for which the Seconded Employees are providing Operating Services shall be a participating employer in any benefit plan of Antero or any of its Affiliates.  Antero shall remain solely responsible for all obligations and liabilities arising with respect to any benefit plans relating to any Seconded Employees, and the Company Group shall not assume any benefit plan or have any obligations or liabilities arising thereunder, in each case except for costs properly chargeable to the Company Group under this Agreement.

ARTICLE IV

REIMBURSEMENT AND BILLING PROCEDURES

4.1          Reimbursement.  Subject to and in accordance with the terms and provisions of this Article IV (but without duplication of any amounts due pursuant to the A&R Services Agreement) and taking into account any reasonable allocation and other procedures as may be agreed upon from time to time by Antero,  the Company and the General Partner, the Company shall reimburse Antero for all direct and indirect costs and expenses incurred by  Antero and its Affiliates (collectively, the “Antero Group”) in connection with the provision of the Operating Services for the Company and any other member of the Company Group;  provided, however, Antero Partners shall reimburse Antero for all direct and indirect costs and expenses incurred by the Antero Group in connection with the provision of the Operating Services for Antero Partners and any other member of the Partnership Group. Such reimbursement shall include reimbursement for the following:

(a)          Expenditures and Capital Expenditures incurred in the performance of the Operating Services, in accordance with the Accounting Procedures; provided,  however,  Antero shall not be reimbursed for Expenditures for which Antero is required to provide indemnification to Antero Partners or any other Company Indemnitee pursuant to Section 9.3(b);

(b)          any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Assets, the Company Group’s other assets or the businesses of the Company Group; and

(c)          salaries and related benefits and expenses of personnel employed by the Antero Group who render Operating Services, plus general and administrative expenses to the extent associated with such personnel (including the cost of workers’ compensation insurance coverage with respect to such periods that the Seconded Employees are providing Operating Services);

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Antero Group consist of an allocated portion of costs and expenses incurred by the Antero Group for the benefit of both any member of the Company Group and any member of the Antero Group, an allocation of such reimbursable costs or expenses  shall be made on a reasonable basis as determined by Antero in good faith.

4.2          Billing Procedures.  The Company shall pay or cause to be paid Antero or any other applicable member of the Antero Group providing the Operating Services for billed costs and expenses no later than the later of (i) the last day of the Month following the performance Month or (ii) thirty (30) Business Days following the date of the billing of such costs and expenses.  Payments made under this Agreement shall be made in cash, by wire transfer or by offset to other amounts due and owing from one Party to another;  provided, however, that any offset shall be documented and such documentation shall be provided to the relevant Party upon request.  The Company and the Partnership shall have the right to review all source documentation concerning the liabilities, costs and expenses allocated to the Company, the Partnership and any other members of the Company Group upon reasonable notice and during regular business hours.

4.3          Reports.  Antero shall cause to be timely prepared and delivered to the applicable member of the Company Group such reports, forecasts, implementation plans, plans of action, studies and other information pertaining to the performance of the Operating Services as such member of the Company Group may reasonably request from time to time. The costs incurred by Antero in preparing and delivering such reports, forecasts, plans, studies and other information shall be included in the Expenditures to be reimbursed by the Company or Antero Partners, as applicable, pursuant to Section 4.1(a).

4.4          Audit and Examination.  The Company and Antero Partners shall have the right to review and contest the expenses charged pursuant to the terms of this Agreement in accordance with this Section 4.4. The Company and Antero Partners, as applicable, shall have the right, upon reasonable notice and at reasonable times, to inspect and audit all the records, books, reports, data and processes related to the Operating Services performed by Antero to ensure Antero’s compliance with the terms of this Agreement. If any such examination establishes an inaccuracy, necessary adjustments will be made promptly.  If any information provided to or reviewed by the Company or Antero Partners under this Section 4.4(a) is confidential, the relevant Parties shall execute a mutually acceptable confidentiality agreement prior to such inspection or audit.

ARTICLE V

STANDARD OF CARE, NEGATIVE COVENANTS

5.1          Standard of Care.  Antero shall second the Seconded Employees, who will perform the Operating Services and who shall carry out their responsibilities (a) in accordance with workmanlike practices common in the U.S. oil and natural gas industry, and exercise the same level of care Antero requires in the management of its own business and affairs, and (b) in compliance with all environmental laws, rules and regulations of the United States of America and the states where the Assets are located.

5.2          Negative Covenants.  For the avoidance of doubt, no  member of the Antero Group shall, without the prior written consent of the Company and Antero Partners, do or, to the extent the same is within its reasonable control and consistent with the other terms of this Agreement, permit to occur or to continue to occur, or permit any Seconded Employee to do or permit to occur or continue to occur, any of the following:

(a)          commit any member of the Company Group to, or enter into on behalf of the Company Group, any contract or agreement;

(b)          create or incur any lien, security interest or encumbrance upon the Assets,  including any mechanics or materialmen’s liens or similar encumbrances arising out of claims for work, labor or materials furnished in connection with the provision of Operating Services;

(c)          purport to sell, lease, pledge, mortgage, assign, transfer or otherwise dispose of the Assets or any other assets of the Company Group now owned or hereafter acquired; or

(d)          commit any member of the Company Group to be or to become directly or contingently responsible or liable for obligations of any other Person, by assumption, guarantee, endorsement or otherwise.

ARTICLE VI

TAXES

6.1          Embedded Tax Amounts. If any portion of any payment made by the Company or Antero Partners hereunder is to reimburse Antero for any U.S. federal, state or local taxes or assessments, then Antero shall cause such taxes and assessments to be paid prior to delinquency.

6.2          Income Taxes.  Notwithstanding anything to the contrary, Expenditures for which Antero is entitled to reimbursement pursuant to this Agreement shall not include taxes that are measured or based on Antero’s income,  franchise or similar taxes, and all such income, franchise and similar taxes shall be the responsibility of Antero.

6.3          Common Paymaster.  Antero shall serve as the common paymaster, within the meaning of Section 3121(s) of the Code, for the Company and any other applicable member of the Company Group with respect to the Seconded Employees, and, in such capacity, shall timely (a) pay and deliver to the appropriate U.S. federal, state and local taxing authorities all payroll and income taxes withheld from, or payable with respect to, the compensation of the Seconded Employees and (b) file all information returns required under Applicable Law.

ARTICLE VII

TERMINATION

7.1          Term.  Unless terminated earlier, this Agreement shall continue in effect until the twentieth (20th) anniversary of the execution of the Initial Services Agreement and from year to year thereafter (with the initial term of this Agreement deemed extended for each of any such additional year) until such time as this Agreement is terminated.  Any termination of this Agreement during any such year to year extension of the initial term shall be effected by written notice of such termination from either Party to the other Party on or before the one hundred eightieth (180th) day prior to the next anniversary of the execution of the Initial Services Agreement with such termination effective upon the occurrence of such next anniversary.

7.2          Termination.

(a)          Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time (i) in its entirety by mutual written agreement of all of the Parties to the Agreement, (ii)with respect to the Company, by the Company, in its sole discretion, effective upon delivery of written notice of such termination to Antero and (iii)with respect to Antero Partners, by Antero Partners, in its sole discretion, effective upon delivery of written notice of such termination to Antero.

(b)          Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, provided,  however, that such termination shall not affect or excuse the performance of any party under the provisions of Article IX, which provisions shall survive the termination of this Agreement indefinitely, or the obligations under Article IV with respect to amounts relating to periods prior to the termination of this Agreement, which provisions shall survive until such amounts are paid in full.

ARTICLE VIII

ACCESS TO THE ASSETS

The Seconded Employees shall at all times during their performance of the Operating Services hereunder have full and free, non-exclusive access to the Assets as necessary to perform their obligations under this Agreement, and all such Persons shall comply with all safety and other procedures from time to time imposed by the Company, Antero Partners or any other member of the Company Group in connection with any access to or work performed on or about the Assets.

ARTICLE IX

INDEMNIFICATION

9.1          Indemnification Scope.  IT IS IN THE BEST INTERESTS OF THE PARTIES THAT CERTAIN RISKS RELATING TO THE MATTERS GOVERNED BY THIS AGREEMENT SHOULD BE IDENTIFIED AND ALLOCATED AS BETWEEN THEM. IT IS THEREFORE THE INTENT AND PURPOSE OF THIS AGREEMENT TO PROVIDE FOR THE INDEMNITIES SET FORTH HEREIN TO THE MAXIMUM EXTENT ALLOWED BY LAW. ALL PROVISIONS OF THIS ARTICLE SHALL BE DEEMED CONSPICUOUS WHETHER OR NOT CAPITALIZED OR OTHERWISE EMPHASIZED.

9.2          Indemnified Persons.  Wherever the “Company” or “Antero” appears as an indemnitee in this Article, the term shall include that entity and its Affiliates, and the respective agents, officers, directors, employees, representatives and contractors and subcontractors of any tier of the foregoing entities involved in actions or duties to act on behalf of the indemnified Party. These groups will be the “Company Indemnitees” or the “Antero Indemnitees” as applicable, provided,  however, that for the avoidance of doubt, the Company Indemnitees shall not include Antero and its Affiliates, and the Antero Indemnitees shall not include the Company or any member of the Company Group. “Third parties” shall not include any Company Indemnitees or Antero Indemnitees.

9.3          Indemnifications.

(a)          THE COMPANY OR ANTERO PARTNERS, AS APPLICABLE, SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE ANTERO INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, DEMANDS, LIABILITIES, LOSSES, DAMAGES, FINES, PENALTIES, JUDGMENTS, EXPENSES AND COSTS, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS OF INVESTIGATION AND DEFENSE (EACH, A “LIABILITY”) (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON, EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) IN EACH CASE ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE OF THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

(b)          ANTERO SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE COMPANY INDEMNITEES FROM AND AGAINST ANY AND ALL LIABILITIES (INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR (i) DAMAGE, LOSS OR DESTRUCTION OF THE ASSETS, (ii) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON,  EXCEPT TO THE EXTENT SUCH PERSON IS A SECONDED EMPLOYEE, AND (iii) LOSS OF OR DAMAGE TO EQUIPMENT OR PROPERTY OF ANY PERSON) IN EACH CASE ARISING FROM OR RELATING TO THE SECONDED EMPLOYEES’ PERFORMANCE UNDER THIS AGREEMENT TO THE EXTENT SUCH LIABILITY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ANTERO INDEMNITEES.

9.4          Damages Limitations.  Any and all damages recovered by either Party pursuant to this Article IX or pursuant to any other provision of or actions or omissions under this Agreement shall be limited to actual damages. CONSEQUENTIAL DAMAGES AND EXEMPLARY AND PUNITIVE DAMAGES SHALL NOT BE RECOVERABLE UNDER ANY CIRCUMSTANCES EXCEPT TO THE EXTENT THOSE DAMAGES ARE INCLUDED IN THIRD PARTY CLAIMS FOR WHICH A PARTY HAS AGREED HEREIN TO INDEMNIFY THE OTHER PARTY. EACH PARTY ACKNOWLEDGES IT IS AWARE THAT IT HAS POTENTIALLY VARIABLE LEGAL RIGHTS UNDER COMMON LAW AND BY STATUTE TO RECOVER CONSEQUENTIAL, EXEMPLARY, AND PUNITIVE DAMAGES UNDER CERTAIN CIRCUMSTANCES, AND, EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE WITH RESPECT TO THIRD PARTY CLAIMS, EACH PARTY NEVERTHELESS WAIVES, RELEASES, RELINQUISHES, AND SURRENDERS RIGHTS TO CONSEQUENTIAL PUNITIVE AND EXEMPLARY DAMAGES TO THE FULLEST EXTENT PERMITTED BY LAW WITH FULL KNOWLEDGE AND AWARENESS OF THE CONSEQUENCES OF THE WAIVER REGARDLESS OF THE NEGLIGENCE OR FAULT OF EITHER PARTY.

9.5          Defense of Claims.  The indemnifying Party shall defend, at its sole expense, any claim, demand, loss, liability, damage, or other cause of action within the scope of the indemnifying Party’s indemnification obligations under this Agreement, provided that the indemnified Party notifies the indemnifying Party promptly in writing of any claim, loss, liability, damage, or cause of action against the indemnified Party and gives the indemnifying Party information, and assistance at the reasonable expense of the indemnifying Party in defense of the matter. The indemnified Party may be represented by its own counsel (at the indemnified Party’s sole expense) and may participate in any proceeding relating to a claim, loss, liability, damage, or cause of action in which the indemnified Party or both Parties are defendants, provided,  however, the indemnifying Party shall, at all times, control the defense and any appeal or settlement of any matter for which it has indemnification obligations under this Agreement so long as any such settlement includes an unconditional release of the indemnified Party from all liability arising out of such claim, demand, loss, liability, damage, or other cause of action and does not require any remediation or other action other than the payment of money which the indemnifying party will be responsible for hereunder and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified Party.  Should the Parties both be named as defendants in any third-party claim or cause of action arising out of or relating to the Assets or Operating Services, the Parties will cooperate with each other in the joint defense of their common interests to the extent permitted by law, and will enter into an agreement for joint defense of the action if the Parties mutually agree that the execution of the same would be beneficial.

ARTICLE X

FORCE MAJEURE

10.1        Force Majeure Event.

(a)          In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, and such Party promptly gives notice and reasonably full particulars of such Force Majeure to the other Party promptly after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as and to the extent that they are affected by Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonably dispatch by the Party claiming Force Majeure.

(b)          “Force Majeure” as used in this Agreement shall mean any cause or causes not reasonably within the control of the Party claiming suspension and which, by the exercise of reasonable diligence, such Party is unable to prevent or overcome, including acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, breakage or accidents to wells, machinery, equipment or lines of pipe; the necessity for testing or making repairs or alterations to wells, machinery, equipment or lines of pipe, freezing of wells, equipment or lines of pipe; inability of any Party hereto to obtain, after the exercise of reasonable diligence, necessary materials, supplies or governmental approvals; and action or restraint by any Governmental Authority (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint, and as long as such action or restraint is not the result of a failure by the claiming Party to comply with any Applicable Law).

(c)          The settlement of any strikes or lockouts will be entirely within the discretion of Antero, and settlement of strikes, lockouts or other labor disturbances when that course is considered inadvisable is not required.

ARTICLE XI

OTHER PROVISIONS

11.1        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed.

11.2        Notices.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing the same in the U.S. mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 11.2.

Partnership Group:

Antero Midstream Partners LP
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

Company Group (other than the Partnership Group):

Antero Midstream Corporation
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

Antero:

Antero Resources Corporation
1615 Wynkoop Street
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax: (303) 357-7315

11.3        Severability.  If any provision of this Agreement shall be finally determined to be unenforceable, illegal or unlawful, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby is not affected in any materially adverse manner as to any Party, be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

11.4        Entire Agreement; Conflicts.  This Agreement, the Second Amended and Restated Services Agreement dated of even date herewith among Antero Partners,  General Partner, Antero and the Company (the “A&R Services Agreement”), the Water Contribution Agreement, the Prior Contribution Agreement, the Commercial Agreements, any exhibits or schedules to the foregoing and any other transaction documents executed in connection herewith or therewith constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.  In the event of a conflict between the terms of this Agreement and the terms of the A&R Services Agreement with respect to the coverage of any individual and/or services provided, the terms of this Agreement shall control.

11.5        Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

11.6        No Waiver.  Failure of Antero or any member of the Company Group to require performance of any provision of this Agreement shall not affect that Party’s right to full performance thereof at any time thereafter, and the waiver by either Antero or any member of the Company Group of a breach of any provision hereof shall not constitute a waiver of any similar breach in the future or of any other breach or nullify the effectiveness of such provision.

11.7        Safety Regulations.  All employees of each Party when on the property of the other Party will conform to the rules, regulations and procedures concerning safety of such other Party. From time to time, each Party shall furnish the other Party with complete, accurate and current copies of all such rules, regulations and procedures.

11.8        Relationship of Parties.  Nothing hereunder shall be construed as creating any other relationship among the Parties, including but not limited to a partnership, agency or fiduciary relationship, joint venture, limited liability company, association, or any other enterprise.

11.9        Governing Law.  Each of the Parties hereby irrevocably consents and agrees that any dispute arising out of or relating to this Agreement or any related document shall exclusively be brought in the courts of the State of Colorado, in Denver County or the federal courts located in the District of Colorado.  The Parties agree that, after such a dispute is before a court as specified in this Section 11.9 and during the pendency of such dispute before such court, all actions with respect to such dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court.  The Parties also agree that after such a dispute is before a court as specified in this Section 11.9, and during the pendency of such dispute before such court, each of the Parties hereby waives, and agrees not to assert, as a defense in any legal dispute, that it is not subject thereto or that such dispute may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the dispute is brought in an inconvenient forum or that the venue of the dispute is improper.  Each Party agrees that a final judgment in any dispute described in this Section 11.9 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

11.10      Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

11.11      Counterparts.  This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

11.12      Rights of Third Parties.  The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no third party (including any Seconded Employee) shall have the right, separate and apart from the Parties to this Agreement, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ANTERO MIDSTREAM CORPORATION

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM PARTNERS LP

By:	Antero Midstream Partners GP LLC, its general partner

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM PARTNERS GP LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO MIDSTREAM LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO WATER LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

ANTERO TREATMENT LLC

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to Services and Secondment Agreement

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp

Name:	Alvyn A. Schopp
Title:	Chief Administrative Officer, Regional Senior Vice President and Treasurer

Signature Page to Services and Secondment Agreement

SCHEDULE 1

The services shall include the personnel necessary for the provision of comprehensive Operating Services. Antero shall second, or cause to be seconded, Seconded Employees to perform the following Operating Services in connection with the operation and maintenance of the Assets, all in accordance with, and subject to, the requirements of this Agreement:

OPERATING SERVICES: WATER ASSETS

The Seconded Employees shall perform the following Operating Services with respect to the Water Assets:

1.     provide, or procure (in the name of Antero Partners or its applicable Affiliate) and manage, those services (including operation, maintenance, engineering and construction services) necessary for the operation of the Water Assets and to maintain the Water Assets in sound operating condition and good repair;

2.     perform routine maintenance, preventative maintenance and capitalized repairs;

3.     perform corrosion and inspection services;

4.     perform or cause to be performed waste water fluid handling services;

5.     submit the applications for and in the name of Antero Partners or its applicable Affiliate, pursue the issuance of, and maintain in force, the environmental and all other permits necessary for the operation of the Water Assets;

6.     prepare, sign and file, or cause to be prepared, signed and filed, in each case in the name of Antero Partners or its applicable Affiliate, all filings required to be filed by an operator of comparable water transportation and disposal assets with any Governmental Authority with respect to the Water Assets or the operation thereof; and

7.     perform or cause to be performed any other services with respect to the Water Assets and associated business reasonably requested by Antero Partners.

OPERATING SERVICES: GATHERING FACILITIES

The Seconded Employees shall perform the following Operating Services with respect to the Gathering Facilities:

1.    conduct, or cause to be conducted, all operations with respect to the Gathering Facilities, and shall procure and furnish, or cause to be procured or furnished in the name of Antero Partners or its applicable Affiliate, all materials, equipment, services, supplies, and labor necessary for the operation and maintenance of the Gathering Facilities, engineering support for these activities, and related warehousing and security, including the following:

i.     Maintain and operate flow and pressure control, monitoring, and over-pressure protection;

ii.    Maintain, repair, recondition, overhaul, and replace equipment, as needed, to keep the Gathering Facilities in good working order;

iii.   Operate the Gathering Facilities in a manner consistent with the standard of conduct set forth in the applicable Commercial Agreements; and

iv.   Conduct all other routine day-to-day operations of the Gathering Facilities.

2.    provide, manage and conduct, or cause to be provided, managed and conducted, the business operations associated with the Gathering Facilities, including, the following:

i.     Transportation and logistics, including commercial operations;

ii.    Contract administration;

iii.   Gas control;

Schedule 1

iv.       Gas measurement;

v.       GIS mapping;

vi.      Database mapping, reporting and maintenance;

vii.     Rights of way;

viii.    Materials management;

ix.      Engineering support (including facility design and optimization); and

x.       perform or cause to be performed any other services with respect to the Gathering Facilities and associated business reasonably requested by Antero Partners.

3.    coordinate and direct, or cause to be coordinated and directed, the activities of Persons (including contractors, subcontractors, consultants, professionals, service and other organizations) required to perform the duties and responsibilities necessarily for the provision of the Operating Services. Such persons may include employees of Antero or its Affiliates or employees of one or more third persons; provided, however, that any contracts or agreements with respect to third party services shall be entered into in the name of Antero Partners or its applicable Affiliates unless otherwise agreed by Antero Partners in writing.

Schedule 1

SCHEDULE 2

ACCOUNTING PROCEDURES

1.            Statements and Billings.  Antero shall bill Antero Partners or any other member of the Company Group being provided with Operating Services, as applicable, in accordance with Section 4.2 of this Agreement. If requested by the Company or Antero Partners,  Antero will promptly provide reasonably sufficient support for the Expenditures anticipated to be incurred for the following Month. Bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as the Company or Antero Partners may reasonably request.

2.            Records.  The Parties shall maintain accurate books and records covering all performance of the Services. Antero shall serve as the common paymaster, within the meaning of Section 3121(s) of the Code,  for the Company and any other applicable member of the Company Group with respect to the Seconded Employees.  In connection therewith, Antero shall accurately record the portion of the cost of wages, salaries, and other compensation paid by Antero to the Seconded Employees that is attributable to the performance of the Operating Services by the Seconded Employees pursuant to this Agreement, including deductions and taxes measured by such wages, salaries and other compensation.

3.            Purchase of Materials.  All material, equipment and supplies used or consumed on behalf of the Assets will be owned by Antero Partners or the relevant member of the Company Group, as applicable, and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by Antero, only such material shall be obtained for the Assets as may be required for immediate or near-term use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Seconded Employees shall take advantage of discounts available by early payments and pass such benefits (or an allocable portion thereof) on to Antero Partners or the relevant member of the Company Group.

4.            Accounting Procedures.

(a)          Antero is part of an affiliated group of companies (the “Affiliated Group”) that as of the date of this Agreement is engaged in the exploration and production of natural gas. Accounting, purchasing, and risk management functions and services (among other functions and services) as of the date of this Agreement are managed or provided by Antero or one of its Affiliates to the Affiliated Group. The costs and expenses incurred by Antero or such Affiliate in managing or providing such functions and services are accrued on the books and records of Antero in accordance with GAAP and are allocated (where applicable) among the members of the Affiliated Group in accordance with GAAP (such accrual and allocation procedure, the “Accounting Procedures”).

(b)          The costs and expenses incurred by any member of the Company Group in managing or providing accounting, purchasing, and risk management functions and services (among other functions and services) are to be accrued on the books and records of any such member on a basis consistent with the Accounting Procedures.

(c)          Antero shall determine and allocate the Expenditures on a basis consistent with the Accounting Procedures and shall provide a mechanism for validating an Expenditure and the allocation of such Expenditure. If Antero Partners and the Company believe that the determination or allocation of any Expenditure is inconsistent with the Accounting Procedures, then Antero Partners and the Company shall notify Antero in writing of the specific manner in which Antero Partners and the Company regard such determination or allocation to be deficient or objectionable. Antero shall either correct or change such determination or allocation in accordance with the notice, or, if Antero disagrees with the notice provided by Antero Partners and the Company,  shall reasonably cooperate with Antero Partners and the Company in addressing such correction or change.  If Antero Partner’s auditors, the Company’s auditors or the Audit Committee make reasonable suggestions with respect to the Accounting Procedures or the use of the Accounting Procedures pursuant to the terms of this Agreement,  Antero will reasonably cooperate with Antero Partners and the Company and any other applicable member of the Company Group in addressing

Schedule 2

such suggestions;  provided, the implementation of such suggestions shall be subject to the mutual agreement of Antero Partners,  the Company and Antero.

(d)          There shall be no duplication of charges for the same Expenditure. Likewise, no duplication of an Expenditure that has been charged to Antero Partners or any other applicable member of the Company Group under any other agreement between the Parties shall occur.

Schedule 2